AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

San Juan, Puerto Rico, January 29, 2007 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the fourth quarter and year ended December 31, 2006.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer of the Company said, “The year 2006 was a very difficult year for the Puerto Rico banking industry and all financial institutions in general. The interest rate environment, together with the deterioration in the Puerto Rico economy impacted our performance during the year. However, despite these difficulties, it is gratifying to see the beneficial effect of the proactive actions we started taking during the third quarter of 2005 to tighten our underwriting standards and strategically pare back our automobile leasing operations. Nonetheless, we believe we still have room for improvement. During the quarter ended December 31, 2006, we repossessed less and sold more vehicles, compared to the quarter ended September 30, 2006. Also, non-performing financing lease contracts decreased by $1.2 million when comparing the quarter ended December 31, 2006 to the quarter ended September 30, 2006. If this trend continues, we can expect an improvement in our financing leases portfolio, which could be positive looking forward to year 2007. Moreover, progress toward our strategic goals, together with investments made in our branch network, mortgage business, our centralized operations, and technology continue to provide economies of scale to facilitate gains in market share.

We remain focused on identifying opportunities and intensifying our efforts to be the premier financial resource to small to mid-size commercial businesses, professionals, and consumers who work or live near our branch footprint. During 2006, we grew our commercial loans portfolio by $148.6 million, or 16.8%. We are optimistic about Puerto Rico and our growth potential.”

Net Income

EuroBancshares’ net income for the year ended December 31, 2006 was $8.0 million, or $0.37 per diluted share, compared to $16.5 million, or $0.78 per diluted share, for the year ended December 31, 2005. Net income for the quarter ended December 31, 2006 decreased to $9,000, or $(0.01) per diluted share compared to $1.7 million, or $0.07 per diluted share, for the same period in 2005. Earnings per share for those periods gives effect to:

•	the repurchase of 652,027 shares between November 2005 and May 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005;

•	the exercise of 150,000, 56,450, and 7,000 stock options in February, June and September 2006, respectively; and

•	the recording of 1,688 shares held in treasury as a result of a payment in lieu of foreclosure from a former borrower in November 2005.

In addition, during 2006, earnings per share were also impacted by the following transactions:

•
a $354,000 after tax expense resulting from the write-off of $626,000 in unamortized placement costs related to the redemption of $25.8 million of floating rate junior subordinated deferrable interest debentures on December 18, 2006, which had an interest rate of 8.99% at the time of redemption; and

•	a $1.1 after tax loss on sale of investment securities on December 21, 2006, resulting from the repositioning of the investment portfolio in an effort to improve the Company’s net interest margin.

Without the effect of above-mentioned transactions, the Company’s earnings per share on a fully diluted basis would have been $0.07 and $0.44 for the quarter and year ended December 31, 2006, respectively.

Return on Average Assets (ROAA) for the year ended December 31, 2006 was 0.33%, compared to a ROAA of 0.74% for 2005. Return on Average Common Equity (ROAE) for the year ended December 31, 2006 was 5.19%, compared to 10.70% for year 2005. ROAA for the fourth quarter of 2006 was 0.001%, compared to a ROAA of 0.29% for the same quarter in 2005. ROAE for the fourth quarter of 2006 was 0.02%, compared to 4.27% for the fourth quarter of 2005.

Net Interest Income

The Company reported total interest income of $42.7 million for the fourth quarter of 2006, compared to $36.8 million for the same quarter in 2005. Total interest income for year ended December 31, 2006 was $162.1 million, compared to $133.2 million for year 2005. These increases were due to a combination of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2006. For the quarter and year ended December 31, 2006, the average interest-earning assets increased to $2.4 billion and $2.3 billion, respectively, compared to $2.3 billion and $2.2 billion for prior year same periods.

Total interest expense was $26.9 million for the quarter ended December 31, 2006, compared to $19.1 million for the same quarter in 2005.  Total interest expense for year ended December 31, 2006 was $95.4 million, compared to total interest expense of $64.9 million for prior year same period. These increases resulted also from the combination of higher interest-bearing liabilities and increased costs of funds during 2006. For the fourth quarter and year ended December 31, 2006, the average interest-bearing liabilities increased to $2.2 billion and $2.1 billion, respectively, compared to $2.0 billion and $1.9 billion for prior year same periods.

Net interest margin on a fully taxable equivalent basis decreased to 2.59% and 2.86% for the quarter and year ended December 31, 2006, respectively, compared to 3.23% and 3.29% for the same periods in 2005, and 2.73% for the quarter ended September 30, 2006. Net interest spread on a fully taxable equivalent basis decreased to 2.01% and 2.33% for the quarter and year ended December 31, 2006, respectively, from 2.76% and 2.88% for prior year same periods, and 2.19% for the third quarter of 2006. These decreases in net interest margin and spread were primarily caused by the increase in the average cost of interest bearing liabilities as a result of the following: (i) the rising short-term interest rates and the inverted yield curve, which caused short term borrowing costs to increase at a faster rate than the yield on earning-assets, (ii) the increase in average deposits has been comprised substantially of brokered deposits and higher rate time deposits driven by the extremely competitive local environment; and (iii) the write-off of $626,000 in unamortized placement costs related to the redemption of $25.8 million of floating rate junior subordinated deferrable interest debentures as previously mentioned.

Without the effect of abovementioned write-off of $626,000 in unamortized placement costs, net interest margin and spread on a fully taxable equivalent basis would have been as follows:

•	a net interest margin on a fully taxable equivalent basis of 2.70% and 2.89% for the quarter and year ended December 31, 2006, respectively; and

•	a net interest spread on a fully taxable equivalent basis of 2.12% and 2.36% for the quarter and year ended December 31, 2006, respectively.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter ended December 31, 2006 was $5.3 million, compared to $6.4 million for the same quarter in 2005. For the year ended December 31, 2006 and 2005, the provision for loan losses was $16.9 million and $12.8 million, respectively. The provision for loan and lease losses is a direct result of the periodic evaluation of the allowance for possible loan and lease losses, considering the growth in the loan portfolio, net-charge offs, delinquencies, related loss experience, and current internal and external environmental factors. Some of these factors are discussed below in more detail.

Non-Interest Income

The Company’s non-interest income for the fourth quarter of 2006 was of $1.1 million, compared to $1.8 million for the same quarter last year. This decrease was due to the net effect of: (i) a $119,000 decrease in service charges, in part due to a decrease in trust fees, non-sufficient fund charges on deposit accounts, and fees on merchant accounts; (ii) a $115,000 increase in gain on sale of mortgage loans primarily resulting from higher yields on the mortgage loans sold during the fourth quarter of 2006 when compared to those sold during the same period in 2005; (iii) a $1.1 million loss on sale of investment securities, as previously mentioned; and (iv) a $340,000 decrease in the loss on sale of other real estate owned and repossessed assets.

Non-interest income for year ended December 31, 2006 was $7.8 million, compared to $7.7 million in 2005. This increase resulted from the net effect of: (i) a $593,000 decrease in service charges, mainly trust fees and non-sufficient fund charges on deposit accounts; (ii) a $944,000 decrease in net losses on non-hedging derivatives, which reflected a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, and a $132,000 gain on such derivatives in the second quarter of 2005 resulting from their early termination in April 2005; (iii) a $545,000 decrease in gain on sale of loans, mainly resulting from the fact that no leases were sold during 2006, compared to $29.9 million sold with a $713,000 gain during 2005; (iv) a $791,000 increase in the loss on sale of investment securities primarily resulting from the sale of $50.1 million of FHLB and mortgage backed securities available for sale with a par value of $49.9 million in December 2006, which were sold in an effort to improve the yields of the available for sale securities portfolio; and (v) there was a $16,000 gain on sale of other real estate owned, repossessed assets, and on disposition of other assets for the year ended December 31, 2006, compared to a $1.0 million loss for year 2005.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2006 increased to $10.3 million, compared to $10.2 million for the fourth quarter of 2005. The increase during the fourth quarter of 2006 when compared to the same period in 2005 was mainly due to the net effect of: (i) a $440,000 decrease in salaries resulting mainly from the net effect of  a decrease in the bonus expense, increased staffing for our new branches and mortgage loans department restructuring, and an  increase in salaries for year 2005, which were effective in January 2006,  (ii) a $175,000 decrease in professional expenses; (iii) a $274,000 increase in other real estate owned and other repossessed assets expenses, primarily in repairs expenses related to repossessed vehicles (iv) a $125,000 increase in office supplies; and (v) a $211,000 increase in promotion and advertising mainly related to the restructuring of our mortgage loans department to take advantage of opportunities in this area on the Island and also to increase sales in the secondary market.

Non-interest expense for year ended December 31, 2006 increased to $43.4 million, from $37.6 million for 2005. This increase was mainly caused by the combined effect of an increase of $2.8 million in salaries and employee benefits and an increase of $1.0 million in occupancy expenses, which resulted from: (i) the opening of two new branches in September and December 2005, respectively, (ii) salary increases for year 2005, which were effective in January 2006, and (iii) an increase in staffing from the opening of previously mentioned branches and from the restructuring of the mortgage loans department, and (iv) a decrease in the bonus expense as mentioned before; an increase of $1.2 million in other expenses, mainly in repairs expenses related to repossessed vehicles, as mentioned above; and an increase of $513,000 in promotion and advertising, as previously mentioned. The efficiency ratio on a fully taxable equivalent basis for the quarter ended December 31, 2006 was 61.80%, compared to 50.64% for the quarter ended December 31, 2005, and 57.89% for the year ended December 31, 2006, compared to 47.84% for year 2005.

Income Tax Expense

During the fourth quarter of 2006, income tax expense increased to $1.3 million, compared to $1.2 million for the same quarter in 2005. For the year ended December 31, 2006, the income tax expense decreased to $6.3 million, compared to $9.1 million for year 2005. The decrease in income tax expense during year ended December 31, 2006 resulted from the net effect of a $14.3 million pre-tax income and a 43.95% effective tax rate, compared to a $25.6 million pre-tax income and a 35.4% effective tax rate for year 2005. In addition, during 2006, the Company purchased at discount, tax credits in the amount of approximately $3.8 million recording an income tax benefit of $376,000. The increase in the effective tax rate during year ended December 31, 2006 mainly resulted from the increase in taxable income as a percentage of total income and the additional temporary taxes recently approved by the Puerto Rico Legislature, as explained below.

On August 1, 2005, the governor of Puerto Rico approved and signed Law No. 41, which imposes an additional transitory tax of 2.5% on taxable income. This additional tax increases the maximum statutory tax rate from 39.0% to 41.5% and is applicable to all corporations and partnerships with taxable income in excess of $20,000 during the taxable years beginning after December 31, 2004 and ending on or before December 31, 2006.

In addition, on May 13, 2006, the governor of Puerto Rico approved and signed Law No. 89, which imposes an additional transitory tax of 2% on taxable income. This tax is applicable to the Banking industry raising the maximum statutory tax rate to 43.5% for taxable years beginning after December 31, 2005 and ending on or before December 31, 2006. This law also states that for taxable years beginning after December 31, 2006, the maximum statutory tax rate will be 39%.

The approval of the additional transitory taxes of 4.5% over the original maximum statutory tax rate of 39% resulted in additional income tax expense of $746,000 for the year ended December 31, 2006.

In addition, on May 16, 2006, the governor of Puerto Rico approved and signed Law No. 98, the “Law of the 2006’s Extraordinary Tax.” This law imposes a prepaid tax of 5% over the 2005 taxable net income by for profit partnerships and corporations with gross income over $10.0 million. The Company could use the full payment as a tax credit in the income tax return for the taxable year beginning after December 31, 2005 and the portion not used, if any, could be used in equal portions for up to the next four taxable years. This prepayment of tax resulted in a disbursement of approximately $196,000. No income tax expense was recorded since such prepayment will be used as a tax credit in the 2006’s income tax return.

Balance Sheet Summary and Asset Quality Data

Assets

The Company increased its total assets to $2.501 billion as of December 31, 2006 from $2.391 billion as of December 31, 2005. The increase was primarily attributable to the net effect of an increase of $173.6 million in loans, net of unearned, and a decrease of $102.3 million in the investment portfolio, as further explained below.

Loans

Total loans increased to $1.751 billion as of December 31, 2006, from $1.577 billion as of December 31, 2005. Total commercial loans increased by $148.6 million, or 16.80%, to $1.033 billion as of December 31, 2006, from $884.4 million as of December 31, 2005. Construction loans increased to $127.4 million, or 54.06%, as of December 31, 2006, from $82.7 million as of December 31, 2005. Mortgage loans increased to $77.2 million, or 68.55%, as of December 31, 2006, from $45.8 million as of December 31, 2005. For year ended December 31, 2006, the aggregate balance in our leasing portfolio decreased by a total of $44.6 million, net of repayments and originations, to $443.3 million as of December 31, 2006, from $487.9 million as of December 31, 2005, as the Company has tightened its underwriting standards in order to manage delinquencies and reduce possible future losses.

Asset Quality

Non-performing loans to total loans increased to 2.85% as of December 31, 2006, compared to 2.30% as of December 31, 2005, but decreased compared to 3.05% as of September 30, 2006. Likewise, non-performing assets to total assets increased to 2.52% as of December 31, 2006, from 1.91% as of December 31, 2005, but decreased compared to 2.64% as of September 30, 2006. Non-performing loans as of December 31, 2006 amounted to $50.0 million, compared to $52.2 million and $36.3 million as of September 30, 2006 and December 31, 2005, respectively. The decrease in non-performing loans during the fourth quarter of 2006 when compared to the previous quarter was due to the combined effect of a $5.5 million decrease in loans over 90 days past due still accruing interest and an increase of $3.3 million in nonaccrual loans, which are explained below in more detail.

The $5.5 million decrease in loans over 90 days past due still accruing interest was mainly due the combined effect of: (i) a $4.8 million decrease in loans secured by real estate, of which $4.6 million were related to three business relationships amounting to $2.3 million, $1.2 million, and $1.1 million with loan to values of 66%, 47% and 98%, respectively, which were placed in nonaccrual status during the fourth quarter of 2006; (ii) a decrease of $623,000 in overdrawn accounts; and (iii) a decrease of $228,000 in other commercial and industrial loans.

The $3.3 million increase in non-accrual loans was mainly attributable to the net effect of: (i) a $2.9 million increase in the commercial loans category, including two business relationships amounting to $1.2 million and $1.1 million with loan to values of 47% and 98%, respectively, which were placed in nonaccrual status during the fourth quarter of 2006, as previously mentioned, and a $1.0 million commercial loan with a loan to value of 80%, which was placed in nonaccrual during the fourth quarter of 2006; (ii) a $2.3 million increase in construction loans related to one loan with a loan to value of 66%, which was also placed in nonaccrual status during the fourth quarter of 2006, as previously mentioned; (iii) a decrease of $1.2 million in lease financing contracts; and (iii) a decrease of $644,000 in the marine loans category. Our historical losses through the years on commercial and construction loans secured by real estate have been low.

Repossessed assets amounted to $13.0 million as of December 31, 2006, compared to $13.8 million as of September 30, 2006, and $9.5 million as of December 31, 2005. The decrease during the fourth quarter of 2006 when compared to the previous quarter was due to the combined effect of: (i) a decrease of $134,000 in other real estate owned; and (ii) a decrease of $570,000 in other repossessed assets mainly because sales of repossessed vehicles exceeded the number of units repossessed during the quarter ended December 31, 2006 and the fact that less vehicles were repossessed during the fourth quarter of 2006 when compared to the third quarter of 2006. Total repossessed and sold vehicles during the fourth quarter of 2006 were 491 and 543, respectively, compared to 540 and 456 in the third quarter of 2006. We continue monitoring this inventory very closely and taking measures to prevent further deterioration and expedite its disposition.

Annualized net charge-offs as a percentage of average loans were 1.10% for the quarter ended December 31, 2006, compared to 1.22% and 0.92% for the third quarter of 2006 and the year ended December 31, 2005, respectively. Net charge-offs for the quarter ended December 31, 2006 as compared to the quarters ended September 30, 2006 and December 31, 2005 were as follows: (i) $109,000 net charge-offs on commercial loans secured by real estate for the fourth quarter of 2006, compared to $540,000 for the quarter ended September 30, 2006, while there were no net charge-offs for this category during the last quarter of 2005; (ii) $624,000 net charge-offs on other commercial and industrial loans for the fourth quarter of 2006, compared to $1.1 million and $504,000 for the quarters ended September 30, 2006 and December 31, 2005, respectively; (iii) $424,000 net charge-offs on consumer loans for the fourth quarter of 2006, compared to $326,000 and $576,000 for the quarters ended September 30, 2006 and December 31, 2005, respectively; (iv) $3.5 million net charge-offs on leases financing contracts for the fourth quarter of 2006, compared to $3.2 million and $2.4 million for the quarters ended September 30, 2006 and December 31, 2005, respectively; and (v) $47,000 net charge-offs on other loans for the fourth quarter of 2006, compared to $2,000 and $28,000 for the quarters ended September 30, 2006 and December 31, 2005, respectively.

The increase in leases financing contract net charge-offs when comparing the fourth and third quarters of 2006 was primarily due to the combined effect of: (i) an increase in the initial market valuation of repossessed vehicles at the time of repossession in an effort to expedite the disposition of slow moving inventory; and (ii) the fact that there were less recoveries during the quarter ended December 31, 2006.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses increased to $18.9 million as of December 31, 2006, from $18.4 million and $18.2 million as of September 30, 2006 and December 31, 2005, respectively. We believe that the allowance for loan and lease losses, which represents 1.08% of total loans as of December 31, 2006, is adequate.

The table below presents an allocation for loan and lease losses among the various loan categories and sets forth the percentage of loans and leases in each category to gross loans or leases. The allocation of the allowance for loan and lease losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions:

	As of
	December 31, 2006		September 30, 2006		December 31, 2005
	Amt.	Loan Category to Gross Loans(1)	Amt.	Loan Category to Gross Loans(1)	Amt.	Loan Category to Gross Loans(1)
	(Dollars in thousands)
Allocated:
Real estate — construction	$610	7.23%	$563	6.14%	$714	5.25%
Real estate — secured	525	46.60	682	45.81	1,137	41.92
Commercial and industrial	4,836	17.03	4,414	17.02	4,597	17.34
Consumer	1,433	3.47	1,531	3.64	1,499	4.08
Leases	11,089	25.38	10,780	26.96	9,701	31.07
Other loans	436.29		427.43		212	0.34
Unallocated	8	—	3	—	328	—
Total allowance for loan and lease losses	$18,937	100.00%	$18,400	100.00%	$18,188.00	100.00%
__________
(1)  Excludes mortgage loans held-for-sale.

Investments

The investment portfolio decreased by approximately $102.3 million to $577.9 million as of December 31, 2006 from $680.2 million as of December 31, 2005. The change from December 31, 2005 was primarily due to the net effect of: (i) the purchase of $30.0 million in US government agencies obligations and FHLB stocks, $55.4 million in mortgage backed securities, and $5.0 million of Puerto Rico Agency Notes; (ii) prepayments for approximately $100.4 million of mortgage backed securities; (iii) a decrease of $38.3 million in US government agencies obligations due to monthly principal prepayments and maturity of FHLB, FNMA & FHLMC obligations and the redemption of FHLB stocks; (iv) the sale of $50.1 million in available for sale FHLB and mortgage backed securities with a par value of $49.9 million and an average book yield of 3.83% on December 21, 2006, which were sold in an effort to improve the Company’s net interest margin in the future and resulted in a net loss on sale of investments of $1.1 million, as previously mentioned; (v) the maturity and monthly principal prepayments of $3.4 million in Puerto Rico Agency Notes; (vi) a decrease of $2.9 million in the unrealized net loss on investment securities available for sale; and (vii) a net premium amortization of $368,000.

The aforementioned net loss on the sale of investment securities was previously reflected as unrealized losses within accumulated other comprehensive loss in the stockholders’ equity section of the Company’s consolidated balance sheet at the time of the sale. Accordingly, the realized loss on the sale of investment securities did not impact the Company’s total stockholders’ equity.

During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first half of 2006, we saw higher interest in the short term of the curve and we were able to reinvest a portion of the cash flows generated by the investment portfolio at higher yields and for maturities or estimated maturities from 2 years to 7 years. We did not purchase any securities during the last six months of 2006. As of December 31, 2006, after the above-mentioned transactions, the estimated average maturity was approximately 3.16 years and the average yield increased to approximately 4.69%, compared to an estimated average maturity of 2.77 years and an estimated average yield of 4.26% as of December 31, 2005.

Deposits and Borrowings

Total deposits as of December 31, 2006 amounted to $1.905 billion, compared to $1.734 billion as of December 31, 2005. The $171.2 million increase was due to the net effect of: (i) a $6.3 million decrease in noninterest-bearing deposits; (ii) a $8.3 decrease in now and money market accounts; (iii) a $67.6 million decrease in savings accounts; (iv) a $26.6 million decrease in regular time deposits and IRA’s; (v) a $21.0 million increase in jumbo time deposits; and (vi) a $258.9 million increase in brokered time deposits. The continuous asset growth of financial institutions on the Island and the reduction of local funding sources, have generated a fierce competition for core deposits.  During 2006, the fierce competition for local deposits made brokered deposits an attractive funding alternative, resulting in lower funding costs when compared to the unusually higher rates offered locally for time deposits.  We decided to pursue the use of the brokered deposits alternative to control the continuous increase in our funding cost.

Borrowings decreased by $80.7 million to $395.0 million as of December 31, 2006, compared to $475.7 million as of December 31, 2005. This decrease was in part due to the redemption of $25.8 million of floating rate junior subordinated deferrable interest debentures on December 18, 2006, as previously mentioned.

Stockholders’ Equity and Initial Adoption of Staff Accounting Bulletin No. 108

The Company’s stockholders’ equity increased by 2.98% to $169.9 million as of December 31, 2006, representing an increase of $4.9 million from $165 million as of December 31, 2005. Besides earnings from operations, stock options exercised and stock repurchases, the Company’s stockholders’ equity was also impacted by accumulated other comprehensive losses of $7.6 million and $10.4 million during the years ended December 31, 2006 and 2005, respectively. In addition, during 2006, the Company’s stockholders’ equity was also affected by the cumulative effect of a $790,000 adjustment on the initial adoption of Staff Accounting Bulletin No. 108 (“SAB 108”), as further explained below.

Explanatory Note on the Adoption of SAB 108

On September 13, 2006, the Securities and Exchange Commission (the “SEC”) added Section N, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, to Topic 1, Financial Statements, of the Staff Accounting Bulletin Series. The interpretations in SAB 108 express the staff’s views regarding the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.

The techniques most commonly used in practice to accumulate and quantify misstatements are generally referred to as the “rollover” and “iron curtain” approaches. The rollover approach quantifies a misstatement based on the amount of the error originating in the current year income statement. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. In SAB 108, the staff believes registrants must quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements by quantifying an error under both the rollover and iron curtain approaches and by evaluating the error measured under each approach. SAB 108 requires a registrant’s financial statements to be adjusted when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. The Company adopted the provisions of SAB 108 on December 31, 2006. Prior to adopting SAB 108, the Company consistently used the rollover approach when considering the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.

In August 2006, the Company’s assessment of internal controls as required by the Sarbanes-Oxley Act of 2002 revealed an accounting error related to the application of the Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“FAS 91”), Financial Accounting Standards No. 13, Accounting for Leases (“FAS 13”), and FASB Technical Bulleting No. 85-3, Accounting for operating Leases with Scheduled Rent Increases (“FTB85-3”).

FAS 91 establishes, among others, standards of financial accounting and reporting for purchase premiums or discounts associated with loan purchases. FAS 91 requires the difference between the initial investment in a purchased loan or group of loans and the amount paid to the seller plus any fees paid or less any fees received at the date of purchase to be recognized as an adjustment of yield over the life of the loan. Also, it establishes that if prepayments are not anticipated and they occur, a proportionate amount of the related purchase premium or discount shall be recognized in income so that the effective interest rate on the remaining portion of loans continues unchanged. In the past, the Company did not apply the provisions of FAS 91 over prepayments of loans purchased to The Bank & Trust of Puerto Rico (“BankTrust”) in May 2004. As of December 31, 2005, there was $849,350 in unamortized net purchase premiums related to canceled loans previously acquired from BankTrust.

FTB85-3 requires that increases in scheduled rent, which are included in minimum lease payments under FAS 13, to be recognized by lessors and lessees on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed. The Company has several lease agreements with escalating clauses, for which related rent expense was recorded as paid instead of on a straight-line basis over the lease term. As of December 31, 2005, the deferred rent expense liability was understated by $446,500.

On August 31, 2006, the Company assessed the materiality of the FAS 91 and FAS 13/FTB85-3 error correction by performing a comprehensive analysis following guidance on Staff Accounting Bulletin No. 99 (“SAB 99”). In SAB No. 99, the staff express that: exclusive reliance on certain quantitative benchmarks to assess materiality in preparing financial statements and performing audits of those financial statements is inappropriate; misstatements are not immaterial simply because they fall beneath a numerical threshold; and qualitative and quantitative factors should be considered when assessing and item’s materiality. The Company accumulated and quantified the misstatements related to these accounting errors using the rollover approach. After considering all relevant quantitative and qualitative characteristics of these accounting errors, the Company concluded that, when evaluated in the aggregate, the accounting errors were immaterial, on a quantitative or qualitative basis, in relation to its previously reported financial statements.

On December 31, 2006, the Company assessed the materiality of the FAS 91 and FAS 13/FTB85-3 error correction by performing a comprehensive analysis following guidance on SAB 99 and SAB 108. As required by SAB 108, the Company accumulated and quantified the misstatements related to these accounting errors using both the rollover and iron curtain approaches. After considering all relevant quantitative and qualitative characteristics of these accounting errors, the Company concluded that, when evaluated in the aggregate, the accounting errors were material, on a quantitative or qualitative basis, in relation to its financial statements for year ended December 31, 2006, and continued to be immaterial to previously reported financial statements.

As permitted by the provisions of SAB 108, the Company did not correct previously reported financial statements but instead corrected the errors via a cumulative effect adjustment in its annual financial statements for year ended December 31, 2006. The Company reported the cumulative effect of the initial application of SAB 108 provisions in the carrying amounts of assets and liabilities as of the beginning of year 2006, offset by an adjustment of $790,000 from the correction of both accounting errors, net of approximately $505,000 in taxes related to the aforementioned understatement, to the opening balance of retained earnings for year 2006. The Company included the cumulative effect adjustment on the initial adoption of SAB 108 in its Statement of Changes in Stockholders’ Equity for year ended December 31, 2006.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the Bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

December 31, 2006 and December 31, 2005

Assets	2006	2005
Cash and due from banks	$25,527,489	$20,993,485
Interest bearing deposits	49,050,368	20,773,171
Securities purchased under agreements to resell	51,191,323	54,132,673
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	434,690,609	399,365,589
Other securities available for sale	100,468,400	227,714,687
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	35,267,883	41,718,249
Other securities held to maturity	3,164,937	752,535
Other investments	4,329,200	10,652,000
Loans held for sale	879,000	936,281
Loans, net of allowance for loan and lease losses of $18,936,841 in 2006
and $18,188,130 in 2005	1,731,022,290	1,558,071,526
Accrued interest receivable	15,760,852	14,979,784
Customers’ liability on acceptances	1,561,736	501,195
Premises and equipment, net	14,889,456	11,167,981
Other assets	33,116,690	29,523,653
Total assets	$2,500,920,233	$2,391,282,809
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$140,321,373	$146,637,966
Interest bearing	1,765,034,834	1,587,490,180
Total deposits	1,905,356,207	1,734,128,146
Securities sold under agreements to repurchase	365,664,250	419,859,750
Acceptances outstanding	1,561,736	501,195
Advances from Federal Home Loan Bank	8,707,420	8,758,626
Notes payable to Statutory Trusts	20,619,000	46,393,000
Other borrowings	—	700,175
Accrued interest payable	18,047,074	9,263,493
Accrued expenses and other liabilities	11,086,705	6,711,389
	2,331,042,392	2,226,315,774
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2006 and 2005	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 19,777,536 shares in 2006 and 19,564,086 shares in
2005; outstanding: 19,123,821shares in 2006 and 19,398,848 in 2005	197,775	195,641
Capital paid in excess of par value	106,539,383	105,508,402
Retained earnings:
Reserve fund	7,553,381	6,528,519
Undivided profits	59,800,495	54,348,750
Treasury stock, 653,715 shares at cost in 2006
and 165,238 shares at cost in 2005	(7,410,711)	(1,946,052)
Accumulated other comprehensive loss	(7,565,907)	(10,431,650)
Total stockholders’ equity	169,877,841	164,967,035
Total liabilities and stockholders’ equity	$2,500,920,233	$2,391,282,809

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three months and years ended December 31, 2006 and 2005

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Interest income:
Loans, including fees	$34,479,299	$29,009,163	$130,003,150	$107,970,892
Investment securities:
Available for sale	7,027,431	6,780,826	28,068,617	21,997,813
Held to maturity	431,367	469,321	1,777,205	1,874,044
Interest bearing deposits, securities purchased
under agreements to resell, and other	761,756	573,094	2,297,448	1,389,732
Total interest income	42,699,853	36,832,404	162,146,420	133,232,481
Interest expense:
Deposits	19,531,825	13,328,035	68,545,152	44,933,645
Securities sold under agreements to repurchase,
notes payable, and other	7,366,361	5,815,080	26,818,196	20,002,104
Total interest expense	26,898,186	19,143,115	95,363,348	64,935,749
Net interest income	15,801,667	17,689,289	66,783,072	68,296,732
Provision for loan and lease losses	5,274,000	6,435,000	16,903,000	12,775,000
Net interest income after provision for loan
and lease losses	10,527,667	11,254,289	49,880,072	55,521,732
Noninterest income:
Service charges – fees and other	2,247,590	2,366,818	8,475,600	9,068,560
Net loss on non-hedging derivatives	—	—	—	(943,782)
Net loss on sale of securities	(1,091,627)	(71,036)	(1,091,627)	(301,053)
Net (loss) gain on sale of repossessed assets and on disposition
of other assets	(184,675)	(524,852)	16,092	(1,040,206)
Gain on sale of loans	138,019	23,283	400,489	945,613
Total noninterest income	1,109,307	1,794,213	7,800,554	7,729,132
Noninterest expense:
Salaries and employee benefits	3,494,592	3,934,544	17,506,822	14,727,209
Occupancy, furniture fixture and equipment	2,477,955	2,451,047	9,565,036	8,554,524
Professional services	949,633	1,124,572	4,104,442	3,911,659
Insurance	258,496	287,250	1,052,922	1,095,193
Promotional	358,980	148,179	1,199,574	686,080
Other	2,740,898	2,229,129	9,956,935	8,668,608
Total noninterest expense	10,280,554	10,174,721	43,385,731	37,643,273
Income before income taxes	1,356,420	2,873,781	14,294,895	25,607,591
Provision for income taxes	1,347,299	1,200,410	6,283,010	9,077,228
Net income	$9,121	$1,673,371	$8,011,885	$16,530,363

Basic earnings per share	$(0.01)	$0.08	$0.38	$0.81

Diluted earnings per share	$(0.01)	$0.07	$0.37	$0.78

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)

Years ended December 31, 2006 and 2005

	2006	2005
Preferred stock:
Balance at beginning of period	$4,305	$4,305
Balance at end of period	4,305	4,305
Capital paid in excess of par value - preferred stock:
Balance at beginning of period	10,759,120	10,759,120
Balance at end of period	10,759,120	10,759,120
Common stock:
Balance at beginning of period	195,641	195,641
Issuance of common stock after stock split	2,134	—
Balance at end of period	197,775	195,641
Capital paid in excess of par value – common stock:
Balance at beginning of period	105,508,402	105,408,402
Issuance of common stock after stock split	877,630
Compensation expense - stock options	153,351
Reversal of initial public offering expenses	—	100,000
Balance at end of period	106,539,383	105,508,402
Reserve fund:
Balance at beginning of period	6,528,519	4,721,756
Transfer from undivided profits	1,024,862	1,806,763
Balance at end of period	7,553,381	6,528,519
Undivided profits:
Balance at beginning of period	54,348,750	40,369,955
Cummulative effect on initial adoption of SAB 108	(790,473)	—
Net income	8,011,885	16,530,363
Preferred stock dividends	(744,805)	(744,805)
Transfer to reserve fund	(1,024,862)	(1,806,763)
Balance at end of period	59,800,495	54,348,750
Treasury stock:
Balance at beginning of period	(1,946,052)	—
Purchase of common stock	(5,464,659)	(1,924,192)
Common stock received as payment in lieu of a debt obligation	—	(21,860)
Balance at end of period	(7,410,711)	(1,946,052)
Accumulated other comprehensive income (loss), net of taxes:
Balance at beginning of period	(10,431,650)	(3,157,491)
Unrealized net gain (loss) on investment securities available for
sale and cash flow hedges	2,865,743	(7,274,159)
Balance at end of period	(7,565,907)	(10,431,650)
Total stockholders’ equity	$169,877,841	$164,967,035

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Years Ended
	December 31,		September 30,	December 31,
	2006	2005	2006	2006	2005

Average shares outstanding - basic	19,123,821	19,474,653	19,118,191	19,217,178	19,541,544
Average shares outstanding - assuming dilution	19,458,014	20,133,103	19,467,678	19,657,559	20,277,799
Number of shares outstanding at end of period	19,123,821	19,398,848	19,123,821	19,123,821	19,398,848
Book value per common share	$8.32	$7.95	$8.34	$8.32	$7.95

Average Balances

Total assets	2,483,677	2,345,256	2,462,169	2,428,814	2,234,987
Loans and leases, net of unearned	1,729,273	1,541,561	1,687,896	1,663,330	1,487,850
Interest-earning assets (1)	2,401,221	2,267,537	2,378,352	2,348,079	2,157,375
Interest-bearing deposits	1,671,009	1,490,294	1,597,529	1,610,124	1,374,972
Interest-bearing liabilities	484,525	533,590	544,248	499,275	548,141
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	169,913	167,666	164,297	165,034	165,236

Loan Mix

Commercial & industrial secured by real estate	736,555	612,376	708,658	736,555	612,376
Other commercial & industrial	296,391	272,005	288,499	296,391	272,005
Construction secured by real estate	126,241	82,468	104,538	126,241	82,468
Other construction	1,120	200	956	1,120	200
Mortgage	76,277	44,841	69,884	76,277	44,841
Consumer secured by real estate	782	906	800	782	906
Other consumer	60,682	63,980	61,903	60,682	63,980
Lease financing contracts	443,311	487,863	458,683	443,311	487,863
Overdrafts	5,015	5,336	7,335	5,015	5,336
Total	1,746,374	1,569,975	1,701,256	1,746,374	1,569,975

Deposit Mix

Noninterest-bearing deposits	140,321	146,638	128,406	140,321	146,638
Now and money market	62,673	70,962	70,124	62,673	70,962
Savings	156,069	223,665	165,532	156,069	223,665
Broker deposits	1,226,156	967,205	1,066,828	1,226,156	967,205
Regular CD's & IRAS	95,396	121,950	104,123	95,396	121,950
Jumbo CD's	224,741	203,708	210,237	224,741	203,708
Total	1,905,356	1,734,128	1,745,250	1,905,356	1,734,128

Financial Data

Total assets	2,500,920	2,391,283	2,500,978	2,500,920	2,391,283
Loans and leases, net of unearned	1,750,838	1,577,196	1,707,075	1,750,838	1,577,196
Allowance for loan and lease losses	18,937	18,188	18,400	18,937	18,188
Total deposits	1,905,356	1,734,128	1,745,249	1,905,356	1,734,128
Total borrowings	394,991	475,712	556,214	394,991	475,712
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	188	188	188	745	745
Shareholders' equity	169,878	164,967	170,274	169,878	164,967
Net income	9	1,673	1,447	8,012	16,530
Total interest income	42,700	36,832	41,849	162,146	133,232
Total interest expense	26,898	19,143	25,315	95,363	64,936
Provision for loan and lease losses	5,274	6,435	4,849	16,903	12,775
Non-interest income	2,248	2,367	2,156	8,476	9,069
Net gain (loss) on non-hedge derivatives	-	-	-	-	(944)
Net gain (loss) on sale of loans and other assets	(1,139)	(573)	(378)	(675)	(396)
Non-interest expense	10,281	10,175	11,521	43,386	37,643
Income taxes	1,347	1,200	495	6,283	9,077
Net income before extraordinary item	9	1,673	1,447	8,012	16,530
Nonperforming assets	63,026	45,780	65,903	63,026	45,780
Nonperforming loans	49,978	36,263	52,151	49,978	36,263
Net charge-offs	4,737	3,513	5,131	16,154	13,626

Performance Ratios

Return on average assets (2)	0.001%	0.29%	0.24%	0.33%	0.74%
Return on average common equity (3)	0.02	4.27	3.77	5.19	10.70
Net interest spread (4)	2.01	2.76	2.19	2.33	2.88
Net interest margin (5)	2.59	3.23	2.73	2.86	3.29
Efficiency ratio (6)	61.80	50.64	63.83	57.89	47.84
Earnings per common share - basic	$(0.01)	$0.08	$0.07	$0.38	$0.81
Earnings per common share - diluted	(0.01)	0.07	0.06	0.37	0.78

Asset Quality Ratios

Nonperforming assets to total assets	2.52%	1.91%	2.64%	2.52%	1.91%
Nonperforming loans to total loans	2.85	2.30	3.05	2.85	2.30
Allowance for loan and lease losses to total loans	1.08	1.15	1.08	1.08	1.15
Net loan and lease charge-offs to average loans	1.10	0.91	1.22	0.97	0.92
Provision for loan and lease losses to net loan and lease charge-offs	111.34	183.18	94.50	104.64	93.75

(1)	Includes nonaccrual loans, which balance as of the periods ended December 31, 2006 and 2005, and September 30, 2006 was $37.3 million, $27.7 million and $33.9 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities, both on fully taxable equivalent basis.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	December 31,	September 30,	December 31,
	2006	2006	2005

Loans contractually past due 90 days or
more but still accruing interest:	$12,723	$18,224	$8,560
Nonaccrual loans:	37,255	33,927	27,703
Total nonperforming loans	49,978	52,151	36,263
Repossessed property:
Other real estate	3,629	3,763	1,542
Other repossesed assets	9,419	9,989	7,975
Total repossessed property	13,048	13,752	9,517
Total nonperforming assets	$63,026	$65,903	$45,780

Nonperforming loans to total loans	2.85%	3.05%	2.30%
Nonperforming assets to total loans plus
repossessed property	3.57	3.83	2.89
Nonperforming assets to total assets	2.52	2.64	1.91

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2006	2006	2006	2006	2005	2006	2005
Charge-offs:
Real estate secured	$109	$551	$2	$23	$-	$685	$-
Commercial and industrial	657	1,179	462	752	544	3,050	4,848
Consumer	571	423	619	365	639	1,978	2,600
Leases financing contracts	3,827	3,610	2,587	2,903	2,993	12,927	8,991
Other	52	5	65	27	28	149	150
Total charge-offs	5,216	5,768	3,735	4,070	4,204	18,789	16,589

Recoveries:
Real estate secured	$-	$11	$-	$-	$-	$11	$-
Commercial and industrial	33	92	184	225	40	534	486
Consumer	147	97	156	65	63	465	256
Leases financing contracts	294	434	276	600	588	1,604	2,210
Other	5	3	1	12	-	21	11
Total recoveries	479	637	617	902	691	2,635	2,963

Net charge-offs:
Real estate secured	$109	$540	$2	$23	$-	$674	$-
Commercial and industrial	624	1,087	278	527	504	2,516	4,362
Consumer	424	326	463	300	576	1,513	2,344
Leases financing contracts	3,533	3,176	2,311	2,303	2,405	11,323	6,781
Other	47	2	64	15	28	128	139
Total net charge-offs	$4,737	$5,131	$3,118	$3,168	$3,513	$16,154	$13,626